Morgan
                                                           & Company
                                                           Chartered Accountants

January  10,  2005

Securities  and  Exchange  Commission
450  Fifth  Street  NW
Washington,  DC
20549  USA

Dear  Sirs:

RE:  BATTLE  MOUNTAIN  GOLD  EXPLORATION  CORP.
     (FORMERLY  HUDSON  VENTURES  INC.)
     FILE  REF.  NO.  000-50399
-----------------------------------------------

We were previously the principal accountants for Battle Mountain Gold Exploration Corp. and we reported on the financial statements of Battle Mountain Gold Exploration Corp. as of the periods since July 31, 2002. As of January 4, 2005, we were not engaged as the principal accountants for Battle Mountain Gold Exploration Corp. We have read Battle Mountain Gold Exploration Corp.'s statements under Item 4 of its Form 8-K, dated October 20, 2004, and we agree with such statements.

For the most recent fiscal period of 2004, there has been no disagreement between Battle Mountain Gold Exploration Corp. and Morgan & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Morgan & Company would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours  truly,

"Morgan  &  Company"

Chartered  Accountants

Tel (604) 687-5841            Member of            P.O. Box 10007 Pacific Centre
Fax: (604) 687-0075           ACPA           Suite 1488 - 700 West George Street
www.morgan-cas.com            International              Vancouver, B.C. V7Y 1A1

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